Pricing Supplement Dated 12/12/95                                 Rule 424(b)(3)
(To Prospectus dated July 28, 1993 and                         File No. 33-64950
Prospectus Supplement dated June 13, 1995)

                       J.B. HUNT TRANSPORT SERVICES, INC.
                       SENIOR MEDIUM-TERM NOTES - SERIES A
                                   FIXED RATE
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Principal Amount:                $25,000,000    Interest Rate          6.00%

Agent's Discount or Commission:  .50%           Stated Maturity Date:  12/12/00

Net Proceeds to Issuer:          $24,875,000    Original Issue Date:   12/12/95
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Interest Payment Dates:    The 15th of each May and November commencing
                           5/15/96 per the Prospectus dated July 28, 1993.

Day Count Convention:
[X]    30/360 for the period from 12/12/95 to 12/12/00
       Other

Redemption:

[X]    The Notes cannot be redeemed prior to the Stated Maturity Date.
       The Notes  may be redeemed prior to the Stated Maturity Date.
       Initial Redemption Date:
       Initial Redemption Percentage:
       Annual Redemption Percentage Reduction: __ % until Redemption Percentage is 100% of the principal amount.

Optional Repayment:

[X]    The Notes cannot be repaid prior to the Stated Maturity Date.
       The Notes can be repaid prior to the Stated Maturity Date at, the option of the holders of the Notes.
       Optional Repayment Dates:
        Repayment Price: __ %

Currency:
     Specified Currency:
       (If other than U.S. dollars, see attached)

     Minimum Denominations:
       (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:            [ ]  Yes      [X] No
     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period:

Form:   [X]  Book-Entry     [ ]  Certificated

Agent:  [X]  Merrill Lynch & Co.

                           Other _______________

Agent acting in the capacity as indicated below:

        [ ]  Agent        [X] Principal

If as Principal:
        [X] The Notes are being offered at varying prices related to prevailing market prices at the time of resale.
             The Notes are being offered at a fixed initial public offering price of ____% of principal amount.

If as Agent:
          The Notes are being offered at a fixed initial public offering price of ____% of Principal Amount.

Other Provisions: